WARREN RESOURCES CALLS FOR REDEMPTION ITS OUTSTANDING 12% SECURED CONVERTIBLE BONDS DUE DECEMBER 31, 2009; DECEMBER 31, 2010 and DECEMBER 31, 2016

New York, NY, October 3, 2005 -- (PR Newswire) - Warren Resources, Inc. (Nasdaq:WRES) (the "Company") today announced that the Company has elected to fully redeem before maturity its 12% Secured Convertible Bonds due December 31, 2009; 12% Secured Convertible Bonds due December 31, 2010; and 12% Secured Convertible Bonds due December 31, 2016 (collectively, the "Bonds"), at their regular redemption price of 110% of the principal amount thereof ($1,100.00 per $1,000.00) ("Redemption Price") plus accrued interest to the redemption date of December 5, 2005 (the "Redemption Date"). All interest on Bonds called for redemption will cease to accrue on and after the Redemption Date of December 5, 2005.

The redemptions are being made under terms of the Bonds, which permit the Company to redeem them prior to maturity. Notice of redemption is being mailed to bondholders of record on or about October 3, 2005.

Mr. Norman F. Swanton, Chairman & CEO of the Company, commented that "after redeeming the Bonds, Warren will reduce debt by $3.7 million and annual interest payments by $0.4 million. As a result of the redemptions, U.S. Treasuries having a fair market value of $2.8 million being held in escrow by the Trustee to secure repayment of the Bonds will be released to the Company.

During 2005, Warren will have reduced debt by $43.9 million, from $46.5 million to $2.6 million. The remaining $2.6 million of bonds outstanding after the redemptions are fully secured at maturity by matching zero coupon U.S. Treasury securities having a fair market value of $1.3 million."

American Stock Transfer & Trust Company is the redemption Paying Agent and Trustee.

For Cash Redemption Payment: Payment of the Redemption Price on the Bonds called for redemption will be paid only upon presentation and surrender of the Bonds by Bondholders along with a letter of transmittal duly completed and electing cash redemption in the following manner:

By Mail or in Person to:

American Stock Transfer and Trust Company

59 Maiden Lane

New York, NY 10038

Attn: Reorg/Exchange Department

For Bondholders Electing to Convert to Common Stock: At any time prior to the close of business on the Redemption Date, bondholders may exercise their right to convert their Bonds (at par value of $1,000 per $1,000 Bond) into shares of the Company's common stock at the conversion rate of $9.00 per share of common stock. The Bonds may be converted any time prior to the Redemption Date by the bondholder surrendering the original Bond certificate to the Paying Agent/Trustee along with either (1) the conversion notice (located on the back of the certificate) duly completed and executed, or (2) a separate Bond Conversion Election Form contained in the Letter of Transmittal duly completed and executed.

About Warren Resources:

Warren Resources, Inc. is a growing independent energy company engaged in the exploration and development of domestic natural gas and oil reserves. Warren is primarily focused on the exploration and development of coalbed methane properties located in the Rocky Mountain region and its waterflood oil recovery program in the Wilmington Townlot Unit within the Los Angeles Basin of California. The Company is headquartered in New York, New York, and its exploration and development subsidiary has principal offices in Casper, Wyoming and Long Beach, California.

Source: Warren Resources, Inc.

Investor Relations Contact: Kathleen Heaney, telephone 1-212-753-2137

Website: www.warrenresources.com